Exhibit 107.1

CALCULATION OF FILING FEE TABLE

S-8

(Form Type)

SNDL Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, no par value	Other (1)	180,000 (2)(3)	$2.68 (1)	$482,400	$92.70 per $1,000,000	$44.72
Total Offering Amounts							$44.72
Total Fee Offsets							$0
Net Fee Due							$44.72

(1)	Estimated pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended (the “Securities Act”) solely for the purpose of calculating the registration fee, based upon the average of the high and low prices for Common Shares of SNDL Inc., no par value, quoted on the Nasdaq Global Select Market on September 16, 2022.
(2)	Represents additional Common Shares reserved for issuance under the Sundial Growers Inc. Restricted and Performance Share Unit Plan July 29, 2019 (the “Plan”).
(3)	Pursuant to Rule 416(a) of the Securities Act, this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction that results in an increase in the number of outstanding shares of the Common Stock.